UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2016 (October 26, 2016)

HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Florida	001-15931	98-0695811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

Chengshi Xin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

(Address of principal executive offices and zip code)

+86-3752882999

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 26, 2016, Hongli Clean Energy Technologies Corp. amended its Certificate of Incorporation by filing a Certificate of Amendment with the State of Florida (the "Amendment") to effect a reverse stock split of all issued and outstanding shares of common stock at a ratio of 1 for 10 (the "Reverse Stock Split"). As a result of the Reverse Stock Split, the Company’s issued and outstanding shares of common stock will decrease to approximately 2,396,452 shares, post-split, from approximately 23,960,217 shares, pre-split. No fractional shares will be issued as a result of the Reverse Stock Split. Fractional shares outstanding after the Reverse Stock Split will be rounded up. When effectuating the Reverse Stock Split, the authorized number of shares of Company’s common stock will change from 100,000,000 to 10,000,000 shares. As a result, the proportion of shares owned by Company’s stockholders relative to the number of shares authorized for issuance will not change. The effective date of the Reverse Stock Split is October 27, 2016. A copy of the Amendment is filed hereto as Exhibit 3.1 and is incorporated herein by reference.

As previously disclosed on the Company's Current Report on Form 8-K dated October 18, 2016, the Company requested an appeal of the NASDAQ Staff’s determination to delist the Company’s securities from the NASDAQ Capital Market due to its failure to regain compliance with the $1.00 per share minimum required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”) after a second 180 calendar day compliance period. The Company has filed the Amendment and is undertaking the Reverse Stock Split in an effort to comply with such Minimum Bid Price Rule.

Item 8.01	Other Events

On October 26, 2016, the Company issued a press release relating to the Reverse Stock Split.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit	Description
3.1	Certificate of Amendment to Certificate of Incorporation of Hongli Clean Energy Technologies Corp.
99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 27, 2016	HONGLI CLEAN ENERGY TECHNOLOGIES CORP.

	By:	/s/ Jianhua Lv
	Name:	Jianhua Lv
	Its:	Chief Executive Officer